FIRST AMENDMENT TO

ADMINISTRATIVE SERVICES PLAN BETWEEN

TRIBUTARY FUNDS AND ASCENSUS, INC.

This first amendment (the “Amendment”) to the Administrative Services Plan dated August 15, 2012 (the “Plan”) is entered into on April 1, 2021 (the “Effective Date”) by and between the Tributary Funds, Inc. (the “Company”), Tributary Capital Management, LLC (the “Adviser”), and Ascensus, Inc. (together, the “Parties”).

WHEREAS, pursuant to the Plan, Ascensus, Inc. provides administrative support services to its customers who may be the record or beneficial owners of shares of one or more of the Company’s investment portfolios, as set forth in Schedule A to the Servicing Agreement to the Plan, as may be amended from time to time (the “Funds”).

WHEREAS, the Adviser, in its capacity as the investment adviser to the Company, has agreed to pay an incremental fee increase in addition to the Shareholder Servicing Fee set forth under the Plan in order to cover administrative fees related to Retirement Plan Account Assets, as set forth in Schedule B to the Servicing Agreement to the Plan.

WHEREAS, pursuant to section 5 of the Plan, the Parties have agreed to amend Schedule B to the Servicing Agreement to the Plan in order to reflect that the First National Bank of Omaha’s (“FNBO”) 401k Plan and Lauritzen Bank’s 401k Plan are subject to receive an incremental fee increase above the stated Shareholder Servicing Fee to cover administrative fees related to the Retirement Plan Account Assets in those accounts.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Servicing Agreement to the Plan, as applicable;

2.	Schedule B to the Servicing Agreement to the Plan is hereby deleted in its entirety and replaced by Schedule B attached hereto in order to reflect an increase in the administrative fees paid by the Adviser related to the Retirement Plan Account Assets invested in the FNBO 401k Plan and Lauritzen Bank’s 401k Plan; and

3.	Except as expressly amended hereby, all the provisions of the Plan and the Servicing Agreement to the Plan are restated and in full force and effect to the same extent as if fully set forth herein.

IN WITNESS WHEREOF, the Company, the Adviser, and Ascensus, Inc. have caused this Amendment to be executed as of the Effective Date set forth above.

Tributary Funds, Inc.		Tributary Capital Management, LLC

By:	/s/Stephen C. Wade	By:	/s/Brittany Fahrenkrog

Name:	Stephen C. Wade	Name:	Brittany Fahrenkrog

Title:	SVP	Title:	Director of Sales & Client Services

Ascensus, Inc.

By:	/s/Eugenio P Cufone

Name:	Geno P. Cufone

Title:	V.P. – Relationship Management

SCHEDULE B TO THE

SERVICING AGREEMENT TO THE

ADMINISTRATIVE SERVICING PLAN FOR
TRIBUTARY FUNDS, INC. (THE “FUNDS”)

Last Amended April 1, 2021

The Funds’ Adviser, Tributary Capital Management, has agreed to pay an incremental fee increase above the stated Shareholder Servicing Fee to cover administrative fees related to Retirement Plan Account Assets in Accounts that were opened after July 2009. The fees are as follows:

Tributary Short-Intermediate Bond Fund (FOSIX)	10 Basis Points (0.10%)
Tributary Income Fund (FOINX)	10 Basis Points (0.10%)
Tributary Small Company Fund (FOSCX)	15 Basis Points (0.15%)
Tributary Balanced Fund (FOBAX)	10 Basis Points (0.10%)
Tributary Growth Opportunities Fund (FOGRX)	15 Basis Points (0.15%)

The First National Bank’s 401k Plan and Lauritzen Bank’s 401k Plan are subject to receive an incremental fee increase above the stated Shareholder Servicing Fee to cover administrative fees related to the Retirement Plan Account Assets in those accounts. The fees are as follows:

Tributary Growth Opportunities Fund (FOGPX)	10 Basis Points (0.10%)
Tributary Small Company Fund (FOSBX)	10 Basis Points (0.10%)
Tributary Balanced Fund (FOBPX)	10 Basis Points (0.10%)
Tributary Short-Intermediate Bond Fund (FOSPX)	5 Basis Points (0.05%)